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                                                                    Exhibit 99.1


                   The Judge Group, Inc. Emerges as JUDGE.com
   Successfully Integrates Traditional IT Staffing Business with the Internet


Bala Cynwyd, PA - January 17, 2000 - The Judge Group, Inc. (the "Company") (NASDAQ: JUDG) announced today that effective February 14, 2000, it would change its name to JUDGE.com.

The change in name reflects the Company's focus on the Internet as a tool in its delivery of Information Technology ("IT") staffing services for its clients. According to Martin E. Judge, Jr., Chief Executive Officer of the Judge Group, "We started an internal Internet division in this Company three years ago, and it has quickly proven to be an extremely valuable tool in the placement of individuals with highly specialized technical skills. In our earnings release scheduled for February 14, 2000 we are announcing our future plans for this division and its ability to link the Company's nearly thirty years experience in IT placement with its ability to utilize the technology of the Internet, but we take this opportunity to let our investors and the marketplace know of the name change and our excitement about the Company's prospects going forward." The Company is in the process of filing notices to the Securities and Exchange Commission and with the NASDAQ National Market.

Mr. Judge stated that he believes that the name JUDGE.com highlights the company's skills and experience in both the staffing industry and the technology of the web. Said Mr. Judge: "It is my belief that our industry is changing as we move into the 21st century. The companies that are able to make that change of integrating our traditional staffing business with the delivery mechanism of the Internet will lead our industry. JUDGE.com has already moved in that direction."

The Judge Group, Inc. offers total Internet and Information Technology staffing solutions through its web-based staffing and training divisions. Its mission is to service the needs of its contractors, clients, and employees through professionalism, ethics, technology, and hard work.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: unavailability of qualified technical consultants; the Company's ability to reduce costs and improve revenues; to engage its growth and to respond to technological developments; industry competition factors and other risks identified in filings with the Securities and Exchange Commission.

For further information on The Judge Group, Inc. please e-mail the company at investors@judge.com or call Robert Alessandrini at 610-667-7700.